As filed with the Securities and Exchange Commission on February 5, 2004

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OMNOVA SOLUTIONS INC.

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-1897652
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

175 Ghent Road

Fairlawn, Ohio 44333-3300

(330) 869-4200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

James C. LeMay

Senior Vice President, Business Development; General Counsel

175 Ghent Road

Fairlawn, Ohio 44333-3300

(330) 869-4200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies To:

Christopher M. Kelly, Esq.

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

(216) 586-3939

Approximate date of commencement of proposed sale to the public:    From time to time after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (1) (2)	Proposed Maximum Aggregate Offering Price (1) (3)		Amount of Registration Fee (1)

Debt Securities (4)(9)

Common Shares (5)(9)

Serial Preferred Stock (6)(9)

Depositary Shares (7)(9)

Warrants (8)(9)

Total	$150,000,000	100%	$150,000,000	(10)	$19,005.00

(1)	Not specified as to each class of securities to be registered pursuant to General Instruction II.D. to Form S-3.
(2)	The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(4)	Subject to note (10) below, there is being registered an indeterminate principal amount of debt securities.
(5)	Subject to note (10) below, there is being registered an indeterminate number of common shares.
(6)	Subject to note (10) below, there is being registered an indeterminate number of shares of serial preferred stock.
(7)	Subject to note (10) below, there is being registered an indeterminate number of depositary shares to be evidenced by depositary receipts issued pursuant to a deposit agreement. If the registrant elects to offer to the public fractional interests in shares of serial preferred stock, then depositary receipts will be distributed to those persons purchasing the fractional interests and the shares will be issued to the depositary under the deposit agreement.
(8)	Subject to note (10) below, there is being registered hereunder an indeterminate amount and number of warrants. The warrants may represent the right to purchase debt securities, serial preferred stock or common shares.
(9)	Subject to note (10) below, this registration statement also covers an indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the debt securities, serial preferred stock, depositary shares or warrants registered hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. No separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion of, as the case may be, the debt securities, serial preferred stock, depositary shares or warrants.
(10)	In no event will the aggregate initial offering price of all securities issued from time to time pursuant to the prospectus contained in this registration statement exceed $150,000,000 or the equivalent thereof in one or more foreign currencies or foreign currency units. Such amount represents the offering price of any common shares, serial preferred stock and depositary shares, the principal amount of any debt securities issued at their stated principal amount, the issue price rather than the principal amount of any debt securities issued at an original issue discount, the issue price of any warrants, the exercise price of any securities issuable upon the exercise of warrants. The aggregate principal amount of the debt securities may be increased if any debt securities are issued at an original issue discount by an amount such that the offering price to be received by the registrant shall be equal to the above amount to be registered. Any offering of securities denominated other than in United States dollars will be treated as the equivalent of United States dollars based on the exchange rate applicable to the purchase of such securities at the time of initial offering. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell securities under this registration statement until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell any securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated February 5, 2004

PROSPECTUS

$150,000,000

Debt Securities

Common Shares

Serial Preferred Stock

Depositary Shares

Warrants

We intend to offer from time to time our debt securities, common shares, serial preferred stock, depositary shares and warrants. We may sell any combination of these securities in one or more offerings with an aggregate initial offering price of $150,000,000 or the equivalent amount in other currencies or currency units.

We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement. In addition, the underwriters, if any, may over-allot a portion of the securities.

Our common shares are listed on the New York Stock Exchange under the symbol “OMN.” The closing price of our common shares on the New York Stock Exchange on February 5, 2004 was $5.53. None of the other securities that we may offer under this prospectus are currently publicly traded.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                          , 2004

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000 or the equivalent amount in other currencies or currency units.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate By Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus, any prospectus supplement, or any document incorporated by reference, is accurate as of any date, other than the date mentioned on the cover page of these documents. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us” or “OMNOVA Solutions” or other similar terms mean OMNOVA Solutions Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934. We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at our web site at http://www.omnova.com. We do not intend for information contained in our web site to be part of this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC after the date of this prospectus will automatically update and supercede the information contained in this prospectus and incorporated filings.

We incorporate by reference the documents listed below that we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended November 30, 2003; and

•	the description of our capital stock contained in the registration statement on Form 10 filed with the SEC on July 9, 1999 and all amendments and reports filed for the purpose of updating that description.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the offering of the securities terminates.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

OMNOVA Solutions Inc.

175 Ghent Road

Fairlawn, Ohio 44333

Telephone Number: (330) 869-4200

Attn: Secretary

OMNOVA SOLUTIONS INC.

We are an innovator of emulsion polymers and specialty chemicals, decorative and functional surfaces and single-ply roofing systems for a variety of commercial, industrial and residential end uses. Our products provide critical performance and aesthetic attributes to materials that people use daily. Our leading positions have been built through innovative products, customized product solutions, strong brands, strong technical expertise, well-established distribution channels and long-standing customer relationships. Our customers rely on OMNOVA Solutions products to differentiate themselves in the marketplace. We utilize strategically located manufacturing, development and design facilities in North America, Europe and Asia to service our broad customer base. We have three reportable business segments, Performance Chemicals, Decorative Products and Building Products.

Performance Chemicals

Our Performance Chemicals segment produces a broad range of emulsion polymers and specialty chemicals based primarily on styrene butadiene, styrene butadiene acrylonitrile, styrene butadiene vinylpyridine, vinyl acetate, acrylic, styrene acrylic, vinyl acrylic, glyoxal and fluorochemical chemistries. We are North America’s second largest producer of styrene butadiene latex, or SB latex, and operate modern, strategically-located, low-cost production facilities. Our custom-formulated products are tailored for coatings, binders and adhesives, which are used in paper, carpet, nonwovens, textiles, construction, floor polish, tape, adhesives, tire cord, plastic parts and various other specialty chemical applications. Our products provide a variety of functional properties to enhance our customers’ products, including greater strength, adhesion, dimensional stability, water resistance, flow and leveling, improved processibility and enhanced appearance. Our Performance Chemicals segment is recognized for its core capabilities in emulsion polymer technology and for its ability to rapidly develop highly-customized products that provide innovative, cost-effective customer solutions.

Decorative Products

Our Decorative Products segment develops, designs, produces and markets a broad line of decorative and functional surfacing products, including commercial wallcoverings, coated and performance fabrics, printed and solid color surface laminates and industrial films. These products are used in numerous applications, including building refurbishment and remodeling, new construction, furniture, cabinets, marine, automotive and other transportation markets, manufactured housing, retail display, consumer electronics, flooring and home furnishings. Our core competencies in design, coating, compounding, calendering, extruding, printing and embossing enable us to develop unique, aesthetically pleasing decorative surfaces that have functional properties, such as durability and scratch and stain resistance, that address specific customer needs. We have industry leading design capabilities, an extensive design library covering a broad range of styles, patterns, textures and colors and strong coating and processing capabilities to provide our products with the performance capability needed in the applications we serve. Our broad range of products and end-use applications give us economies of scale in sourcing, manufacturing, design, technology and process development.

Building Products

Our Building Products segment produces single-ply roofing systems for newly renovated or constructed commercial, governmental or educational buildings. We are one of the few suppliers of all three single-ply roofing systems: synthetic rubber, or EPDM, thermoplastic polyolefin, or TPO, and polyvinyl chloride, or PVC. We manufacture ENERGY STAR certified TPO and PVC roofing systems that provide building owners with significant energy efficiencies. Additionally, we were the first to develop a twelve-foot wide single-ply roofing system, which reduces installation time and cost for our customers. We manufacture twelve-foot wide TPO and PVC single-ply roofing systems, and we are currently the only producer of a twelve-foot wide PVC roofing system.

Information About OMNOVA Solutions

We are an Ohio corporation formed in June 1999 as a wholly owned subsidiary of GenCorp Inc. On October 1, 1999, OMNOVA Solutions was spun-off from GenCorp as an independent, publicly-traded corporation. Our principal executive office is located at 175 Ghent Road, Fairlawn, Ohio 44333, and our telephone number is (330) 869-4200. Our common shares are listed on the New York Stock Exchange under the symbol “OMN.”

RISK FACTORS

You should consider carefully these risk factors, together with all of the information included or incorporated by reference in this prospectus, before you decide to purchase securities offered by this prospectus. In addition, you should note that the prospectus supplement that will accompany this prospectus will include additional risk factors that will specifically apply to the type of security that we will offer under the prospectus supplement.

We are exposed to general economic conditions, which could decrease demand for our products in our end-use markets. This decreased demand could have a negative effect on our results of operation.

Manufacturing companies are experiencing an economic downturn. Many of our end-use markets have been adversely affected by this downturn, particularly the hotel, office, institutional furniture, manufactured housing and print advertising markets, which resulted in reduced demand for our products. Accordingly, this decreased demand negatively impacts our financial performance. The severity and duration of this downturn could cause additional adverse impacts on our financial performance. As a result of unfavorable general economic conditions and reduced spending by customers, our sales have declined over the last few years. For example, our net sales decreased from $773.3 million for fiscal 2000 to $682.6 million for fiscal 2003. If the economic conditions in the United States and the rest of the world continue to worsen, particularly in the end-use markets in which we operate, we may experience a further decline in our results of operations, including decreased earnings and reduced cash flow.

Raw material prices have a significant impact on our profitability. If raw material prices increase, and we cannot pass those price increases on to our customers, our profitability and financial condition may suffer.

The principal raw materials that we use in our business are derived from petrochemicals and chemical feedstocks such as polyvinyl chloride, styrene and butadiene. Specifically, Performance Chemicals uses monomers such as styrene and butadiene extensively in its products, and Decorative Products and Building Products use polyvinyl chloride extensively in their products. If we are unable to pass along increased raw materials prices to our customers, our profitability, and thus our financial condition, may be adversely affected. The cost of these raw materials has a significant impact on our profitability. The prices of many of these raw materials are cyclical and volatile. For example, the prices of styrene and butadiene have rapidly increased in the recent past. Supply and demand factors, which are beyond our control, generally affect the price of our raw materials. While we generally attempt to pass along increased raw materials prices onto our customers in the form of price increases, historically there has been a time delay between increased raw materials prices and our ability to increase the prices of our products. Additionally, we may not be able to increase the prices of our products due to pricing pressure and other factors.

Consolidation of our customers and competitors has created increased pricing pressure in our industry. If we are unable to resist this pricing pressure, we will have to reduce our prices, which may negatively impact our profit margins.

We face continued pricing pressure from our customers and competitors. If we are unable to offset continued pricing pressure through improved operating efficiencies and reduced expenditures, we will have to reduce our prices, which may negatively impact our profit margins. Customers frequently seek price reductions, and recent consolidation among our customer base, particularly within the paper industry, has created customers with greater purchasing power. Additionally, consolidation among our competitors has created competitors with greater financial, marketing and other resources than we have. Accordingly, these consolidations have lead to increased pricing pressure on us.

Our sales and profitability depend on our ability to continue to develop new products that appeal to customers and end users. If we are unable to develop new products, our sales may suffer.

Our business depends to a substantial extent on our ability to develop, introduce and support cost-effective new products and technologies on a timely basis. If we fail to develop and deploy new cost-effective products and technologies or enhancements of existing products on a timely basis, or if we experience delays in the development, introduction or enhancement of our products and technologies, our products may no longer be competitive and our sales may suffer.

Our business is subject to the usual hazards associated with chemical businesses, any of which could interrupt our production and adversely affect our results of operations.

We are subject to the usual hazards associated with chemical manufacturing and the related storage and transportation of raw materials, products and waste, including explosions, fires, leaks, discharges, inclement weather, natural disasters, mechanical failure, unscheduled downtime and transportation interruption or calamities. The occurrence of material operating problems at our facilities diminishes our ability to meet our output goals. Accordingly, these problems or interruptions may have a material adverse effect on our operations as a whole, including our results of operations, both during and after the period of operational difficulties.

We may be unable to achieve, or may be delayed in achieving, our goals under certain workplace initiatives and cost-reduction measures, which may adversely affect our results of operations and cash flow.

We have put into place operational excellence processes using LEAN Six Sigma quality, supply chain management and high performance workplace initiatives throughout our businesses in an effort to lower our cost structure. Additionally, we are dedicated to continuous cost reduction, and have recently taken actions to reduce our overall annual costs. If we are unable to achieve, or if we meet any unexpected delays in achieving, these goals, our results of operations and cash flow may be adversely affected. Additionally, even if we achieve these goals, we may not receive the expected financial benefits of these goals, or the costs of implementing these workplace initiatives and cost-reduction measures could exceed the benefits of these initiatives and measures.

We participate in several joint ventures that may not operate according to their business plans if our partners fail to fulfill their obligations, which may adversely affect our results of operations or force us to dedicate additional resources to these joint ventures.

We participate in several joint ventures both in the United States and abroad and may enter into additional joint ventures in the future. The nature of a joint venture requires us to share control with unaffiliated third parties. If our joint venture partners do not fulfill their obligations, the affected joint venture may not be able to operate according to its business plan. In that case, our results of operations may be adversely affected or we may be required to increase our level of commitment to the joint venture. Also, differences in views among joint venture participants may result in delayed decisions or failures to agree on major issues. If these differences cause the joint ventures to deviate from their business plans, our results of operations could be adversely affected.

We may not be able to identify or complete transactions with attractive acquisition candidates, which may negatively impact our business strategy.

As part of our business strategy, we have pursued, and may continue to pursue, strategic alliances and targeted acquisition opportunities that we believe would complement our business. We may not be successful in entering into any strategic alliance or consummating any acquisition, which may negatively impact our business strategy. Any strategic alliances or targeted acquisitions will be accompanied by the risks commonly encountered in strategic alliances and acquisitions of businesses. We may not be successful in overcoming these risks or any other problems encountered in connection with any of our strategic alliances or acquisitions.

The occurrence or threat of extraordinary events, including domestic and international terrorist attacks and acts of war, may substantially decrease the use of and demand for our products.

Recent domestic and international terrorist activities, the continuing threat of terrorist attacks within and outside the United States and the recent war between the United States and Iraq have caused economic and political uncertainties and may further weaken the already weakened end-use markets for our products. The occurrence of extraordinary events, including future terrorist attacks and the outbreak or escalation of hostilities, cannot be predicted, and their occurrence can be expected to further negatively affect the economy generally, and specifically the markets for our products.

Extensive environmental, health and safety laws and regulations impact our operations and assets, and compliance with these regulations could adversely affect our results of operations.

Our business operations and ownership of real property are subject to numerous foreign, federal, state and local environmental and health and safety laws and regulations which may have a significant effect on the costs of transportation and storage of raw materials and finished products, as well as the costs of the storage and disposal of wastes. We believe we are in material compliance with applicable environmental and worker health and safety requirements. However, we may incur substantial costs, including fines, damages, criminal or civil sanctions, remediation costs or experience interruptions in our operations for violations arising under these laws and regulations that could adversely affect our results of operations. The nature of our business, including historical operations at our current and former facilities, exposes us to risks of liability under these laws and regulations due to the production, storage, use, transportation and sale of materials that can cause contamination or personal injury if released into the environment. A few of our facilities, including those at Mogadore, Ohio, Jeannette, Pennsylvania and Chester, South Carolina have a long history of industrial use including use of underground storage tanks. In addition, our facility at Monroe, North Carolina, is currently listed on the state’s Inactive Hazardous Sites Branch Inventory of Sites based on the potential for soil and groundwater contamination at the site. Groundwater contamination at our facility in Chester, South Carolina is currently being remediated by the former owner under a consent agreement with the state and an indemnification agreement with us.

We expect to continue to be subject to increasingly stringent environmental and health and safety laws and regulations. Certain environmental requirements provide for strict and, under certain circumstances, joint and several, liability for investigation and remediation of releases of hazardous substances into the environment and liability for related damages to natural resources. It is difficult to predict the future interpretation and development of environmental and health and safety laws and regulations or their impact on our future earnings and operations. We anticipate that compliance will continue to require increased capital expenditures and operating costs. Any increase in these costs, or unanticipated liabilities arising for example out of discovery of previously unknown conditions or more aggressive enforcement actions, could adversely affect our results of operations. Additionally, any such increase in costs or unanticipated liabilities may exceed our reserves, which could have a material adverse effect on our financial condition.

Because we maintain a self-insured health care plan for our employees, increases in health care costs may adversely affect our results of operations.

We maintain a self-insured health care plan for our employees under which we generally share the cost of health care with our employees. Health care costs have been escalating over the past few years. Accordingly, as health care costs increase, our health care expenses also increase. Health care expense has increased from $17.1 million at the end of fiscal 2000 to $19.2 million at the end of fiscal 2001, $20.1 million at the end of fiscal 2002 and $22.4 million at the end of fiscal 2003.

Our business may be adversely affected by risks typically encountered in international operations and fluctuations in currency exchange rates.

We conduct our business in several foreign jurisdictions and are subject to the risks normally associated with international operations, including the following:

•	fluctuations in currency exchange rates;

•	transportation delays and interruptions;

•	political and economic instability and disruptions;

•	the imposition of duties and tariffs;

•	import and export controls;

•	the risks of divergent business expectations or cultural incompatibility inherent in establishing joint ventures with foreign partners;

•	difficulties in staffing and managing multi-national operations;

•	limitations on our ability to enforce legal rights and remedies; and

•	potentially adverse tax consequences.

Any of these events could have an adverse effect on our international operations in the future by reducing the demand for our products, decreasing the prices at which we can sell our products or otherwise having an adverse effect on our business, financial condition or results of operations. In addition, we may not be able to operate in compliance with foreign laws and regulations, or comply with applicable customs, currency exchange control regulations, transfer pricing regulations or any other laws or regulations to which we may be subject, in the event that these laws or regulations change.

Some of our employees are covered by collective bargaining agreements that are due to expire in the next year. The failure to renew any of those agreements could result in a prolonged work stoppage, which could materially adversely affect our results of operations.

As of November 30, 2003, approximately 30% of our employees are covered by collective bargaining agreements. Approximately 530 employees are covered by four separate collective bargaining agreements that are due to expire prior to November 30, 2004. We cannot assure you that these agreements will be renewed on similar terms or renegotiated on acceptable terms. Any prolonged work stoppages in one or more of our facilities could materially adversely affect our results of operations.

Lower investment performance by our pension assets may require us to record pension expense and begin making contributions to the pension trust, which would divert funds from other uses.

The combination of several factors may require us to begin recording pension expense of approximately $3.5 million in fiscal 2005. The lower investment performance by our pension plan assets, caused by the decline in the stock market, has significantly reduced the surplus position of the plan. Changes in long-term expectations for inflation and the equity markets have led us to lower our assumed long-term rate of return from 8.75% to 8.5% for asset performance. With the low interest rate environment, we have also decreased our discount rate, which is the rate used to measure our defined benefit pension plan obligations, from 7.25% to 6.5%. These rates were determined as of August 31, 2003, the plan’s measurement date. We do not anticipate making cash contributions to the pension fund until 2006. However, in order to manage the pension fund over the long term, we may find it prudent to make contributions before 2006. In addition, we cannot predict whether changing economic conditions or other factors will lead or require us to make contributions in excess of our current expectations, which would divert funds that we would otherwise apply to other uses. Additionally, we may not have the funds necessary to meet any minimum pension funding requirements.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes, and any prospectus supplement may include, “forward-looking statements,” as defined by federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “likely,” “will,” “would,” “could” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in the end-use markets in which we operate. Others are more specific to our operations. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

Factors that may cause actual results to differ from expected results include, among others:

•	general economic trends affecting our end-use markets;

•	raw material prices for petrochemicals and chemical feedstocks, including polyvinyl chloride, styrene and butadiene;

•	acts of war or terrorism;

•	competitive pressure on pricing;

•	our ability to develop successful new products;

•	customer and/or competitor consolidation;

•	the ability of our customers to compete against increased foreign competition;

•	operational issues at our facilities;

•	availability of financing to fund operations at anticipated rates and terms;

•	our ability to successfully implement our productivity enhancement and cost reduction initiatives;

•	prolonged work stoppages;

•	governmental and regulatory policies;

•	rapid increases in health care costs;

•	risks associated with foreign operations, including fluctuations in exchange rates of foreign currencies;

•	our strategic alliance and acquisition activities;

•	our substantial debt and leverage and our ability to service our debt; and

•	the other factors that we describe in this prospectus under the heading “Risk Factors.”

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. We undertake no obligation, and specifically decline any obligation, other than that imposed by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

You should refer to the section entitled “Risk Factors” for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus and in any prospectus supplement are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of outstanding indebtedness or other corporate obligations;

•	additions to working capital;

•	capital expenditures; and

•	acquisitions.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

Year ended November 30,
2003	2002	2001	2000	1999
—	1.6x	—	1.4x	3.8x

The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes plus fixed charges. Fixed charges include interest, expensed or capitalized, including amortization of deferred financing costs and the estimated interest component of rent expense. For fiscal years 2003 and 2001, the ratio was less than 1.0x and was deficient by $83.0 million and $12.3 million, respectively.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue separately, upon conversion or exchange of serial preferred stock or upon exercise of a debt warrant, any of which may be issued as convertible or exchangeable debt securities. We will set forth the particular terms of the debt securities we offer in a prospectus supplement. The extent, if any, to which the following general provisions apply to particular debt securities will be described in the applicable prospectus supplement. The following description of general terms relating to the debt securities and the indenture under which the debt securities will be issued are summaries only and therefore are not complete. You should read the indenture and the prospectus supplement regarding any particular issuance of debt securities.

The debt securities will represent our unsecured general obligations, unless otherwise provided in the prospectus supplement. We currently conduct a portion of our operations through our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available therefor, whether by dividends, loans or other payments. The holders of debt securities (whether senior or subordinated debt securities) will be effectively subordinated to the creditors of our subsidiaries. This means that creditors of our subsidiaries will have a claim to the assets of our subsidiaries that is superior to the claim of our creditors, including holders of our debt securities.

The debt securities will be issued under an indenture between us and a trustee and may be supplemented or amended from time to time following its execution. The indenture, and any supplemental indentures thereto, will be subject to, and governed by, the Trust Indenture Act of 1939.

The form of indenture gives us broad authority to set the particular terms of each series of debt securities issued thereunder, including, without limitation, the right to modify certain of the terms contained in the indenture.

Except to the extent set forth in a prospectus supplement, the indenture does not contain any covenants or restrictions that afford holders of the debt securities special protection in the event of a change of control or highly leveraged transaction.

General

The indenture will not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued in one or more series, in such form or forms, with such terms and up to the aggregate principal amount, that we may authorize from time to time. Our board of directors will establish the terms of each series of debt securities, and such terms will be set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of the debt securities offered pursuant to any prospectus supplement will be described in the prospectus supplement. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any holder, for issuances of additional debt securities of that series.

The applicable prospectus supplement will describe the following terms of any series of debt securities that we may offer (to the extent applicable to the debt securities):

•	the title and designation of the debt securities (which shall distinguish debt securities of one series from debt securities of any other series), including whether the debt securities shall be issued as senior debt securities, senior subordinated debt securities or subordinated debt securities, any subordination provisions particular to such series of debt securities and whether such debt securities are convertible and/or exchangeable for other securities;

•	the aggregate principal amount of the debt securities and any limit upon the aggregate principal amount of the debt securities;

•	the date or dates (whether fixed or extendable) on which the principal of the debt securities is payable or the method of determination thereof;

•	the rate or rates (which may be fixed, floating or adjustable) at which the debt securities shall bear interest, if any, the method of calculating the rates, the date or dates from which interest shall accrue or the manner of determining those dates, the interest payment dates on which interest shall be payable, the record dates for the determination of holders to whom interest is payable, and the basis upon which interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;

•	the place or places where the principal and premium, if any, make-whole amount, if any, and interest on the debt securities, if any, shall be payable, where the holders may surrender debt securities for conversion, transfer or exchange and where notices or demands to or upon us may be served;

•	any provisions relating to the issuance of the debt securities at an original issue discount;

•	the price or prices at which, the period or periods within which and the terms and conditions upon which we may redeem the debt securities, in whole or in part, pursuant to any sinking fund or otherwise (including, without limitation, the form or method of payment if other than in cash);

•	our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a holder, the price at which, the period within which and the terms and conditions upon which the debt securities shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation (including, without limitation, the form or method of payment thereof if other than in cash) and any provisions for the remarketing of the debt securities;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series shall be issuable;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities which shall be payable upon declaration of acceleration of the maturity or provable in bankruptcy, or, if applicable, the portion of the principal amount which is convertible or exchangeable in accordance with the provisions of the debt securities or the resolution of our board of directors or any supplemental indenture pursuant to which such debt securities are issued;

•	any events of default with respect to the debt securities, in lieu of or in addition to those set forth in the indenture and the remedies therefor;

•	our obligation, if any, to permit the conversion or exchange of the debt securities of such series into common shares or other capital stock or property, or combination thereof, and the terms and conditions upon which such conversion shall be effected (including, without limitation, the initial conversion or exchange price or rate, the conversion or exchange period, the provisions for conversion or exchange price or rate adjustments and any other provision relative to such obligation) and any limitations on the ownership or transferability of the securities or property into which holders may convert or exchange the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities;

•	the currency or currency units, including composite currencies, in which the debt securities shall be denominated if other than the currency of the United States of America;

•	if other than the currency or currency units in which the debt securities are denominated, the currency or currency units in which payment of the principal of, premium, if any, make-whole amount, if any or interest on the debt securities shall be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the determination of the principal amount outstanding);

•	if the principal of, premium, if any, make-whole amount, if any, or interest on the debt securities is to be payable, at our election of the election of a holder, in currency or currency units other than that in which the debt securities are denominated or stated, the period within which, and the terms and conditions upon which such election may be made and the time and manner of and identity of the exchange rate agent with responsibility for determining the exchange rate between the currency or currency units in which the debt securities are denominated or stated to be payable and the currency or currency units in which the debt securities will be payable;

•	if the amount of the payments of principal of, premium, if any, make-whole amount, if any, and interest on the debt securities may be determined with reference to an index, the manner in which the amount shall be determined from that index;

•	whether and under what circumstances we will pay additional amounts on the debt securities held by foreign holders in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the we will have the option to redeem the debt securities rather than pay such additional amounts;

•	if receipt of certain certificates or other documents or satisfaction of other conditions will be necessary for any purpose, including, without limitation, as a condition to the issuance of the debt securities in definitive form (whether upon original issue or upon exchange of a temporary debt security), the form and terms of such certificates, documents or conditions;

•	any other affirmative or negative covenants with respect to the debt securities;

•	whether the debt securities shall be issued in whole or in part in the form of one or more global securities and the depositary for the global securities or debt securities, the circumstances under which any global security may be exchanged for debt securities registered in the name of any person other than the depositary or its nominee and any other provisions regarding the global securities;

•	whether the debt securities are defeasible; and

•	any other terms of a particular series.

Unless otherwise indicated in the prospectus supplement relating to the debt securities, the principal amount of and any premium or make-whole amount or interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at the office of the trustee. However, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register. Any payment of principal and any premium or make-whole amount or interest required to be made on an interest payment date, redemption date or at maturity that is not a business day need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on the applicable date, and no interest shall accrue for the period from and after such date.

Unless otherwise indicated in the prospectus supplement relating to debt securities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Debt securities may bear interest at fixed or floating rates. We may issue our debt securities at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if our debt securities are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to any series of debt securities, including original issue discount debt, will be described in the prospectus supplement in which we offer those debt securities. In addition, certain United States federal income tax or other considerations, if any, applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Global Securities

The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depositary or its nominees identified in the prospectus supplement relating to the debt securities. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global security to a nominee of the depositary and except in the circumstances described in the prospectus supplement relating to the debt securities. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series.

Modification of the Indenture

We and the trustee may modify the indenture with respect to the debt securities of any series, with or without the consent of the holders of debt securities, under certain circumstances to be described in a prospectus supplement.

Defeasance; Satisfaction and Discharge

The prospectus supplement will outline the conditions under which we may elect to have certain of our obligations under the indenture discharged and under which the indenture obligations will be deemed to be satisfied.

Defaults and Notice

The debt securities of any series will contain events of default to be specified in the applicable prospectus supplement, including, without limitation:

•	failure to pay the principal of, or premium or make-whole amount, if any, on any debt security of such series when due and payable (whether at maturity, by call for redemption, through any mandatory sinking fund, by redemption at the option of the holder, by declaration or acceleration or otherwise);

•	failure to make a payment of any interest on any debt security of such series when due;

•	our failure to perform or observe any other covenants or agreements in the indenture with respect to the debt securities of such series;

•	certain events relating to our bankruptcy, insolvency or reorganization; and

•	certain cross defaults.

If an event of default with respect to debt securities of any series shall occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of such series may declare the principal amount (or, if the debt securities of such series are issued at an original issue discount, such portion of the principal amount as may be specified in the terms of the debt securities of such series) of all debt securities of such series or such other amount or amounts as the debt securities or supplemental indenture with respect to such series may provide, to be due and payable immediately.

The trustee under the indenture shall, within 90 days after the occurrence of a default, give to holders of debt securities of any series notice of all uncured defaults with respect to such series known to it. However, in the case of a default that results from the failure to make any payment of the principal of, premium or make-whole amount, if any, or interest on the debt securities of any series, or in the payment of any mandatory sinking fund installment with respect to debt securities of such series, the trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of debt securities of such series.

The indenture will contain a provision entitling the trustee to be indemnified by holders of debt securities before proceeding to exercise any trust or power under the indenture at the request of such holders. The indenture will provide that the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee with respect to the debt securities of such series. However, the trustee may decline to follow any such direction if, among other reasons, the trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the trustee in personal liability or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction.

The right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions including, that the holders of at least a majority in aggregate principal amount of the debt securities of such series then outstanding make a written request upon the trustee to exercise its power under the indenture, indemnify the trustee and afford the trustee reasonable opportunity to act. Even so, the holder has an absolute right to receipt of the principal of, premium or make-whole amount, if any, and interest when due, to require conversion or exchange of debt securities if the indenture provides for convertibility or exchangeability at the option of the holder and to institute suit for the enforcement of such rights.

Conversion or Exchange Rights

If debt securities of any series are convertible or exchangeable, the applicable prospectus supplement will specify:

•	the type of securities into which they may be converted or exchanged;

•	the conversion price or exchange ratio, or its method of calculation;

•	whether conversion or exchange is mandatory or at the holder’s election;

•	how and when the conversion price or exchange ratio may be adjusted; and

•	any other important terms concerning the conversion or exchange rights.

Concerning the Trustee

The prospectus supplement with respect to particular debt securities will describe any relationship that we may have with the trustee for such debt securities.

Governing Law

The indenture and the debt securities will be governed by the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 150,000,000 shares of stock, including:

•	135,000,000 common shares, $0.10 par value per share, of which 40,127,844 shares were issued and outstanding as of January 30, 2004; and

•	15,000,000 shares of preferred stock, $1.00 par value per share, of which no shares are currently issued or outstanding.

Common Shares

This section describes the general terms of our common shares that we may issue separately, upon conversion or exchange of a debt security, upon conversion or exchange of serial preferred stock or upon exercise of an equity warrant. For more detailed information, you should refer to our articles of incorporation and code of regulations, copies of which have been filed with the SEC. These documents are also incorporated by reference into this prospectus.

Subject to rights of any holders of preferred stock, each outstanding common share will be entitled to such dividends as may be declared from time to time by our board of directors. Each outstanding common share will be entitled to one vote on all matters submitted to a vote of shareholders. Pursuant to our articles of incorporation, holders of our common shares will not have the right to cumulative voting; therefore, the holders of a majority of the shares voting for the election of the board of directors will be able to elect all the directors standing for election, if they so choose. In the event of liquidation, dissolution or winding up of OMNOVA Solutions, holders of our common shares will be entitled to receive, on a pro rata basis, any assets remaining after provision for payment of creditors and any holders of our preferred stock.

Except as may be provided in any preferred stock designation, no holder of any class of our capital stock will have any preemptive right to subscribe to any securities of OMNOVA Solutions of any kind.

Serial Preferred Stock

This section describes the general terms and provisions of our serial preferred stock that we may issue separately, upon conversion or exchange of a debt security or upon exercise of an equity warrant. The applicable prospectus supplement will describe the specific terms of the shares of serial preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of serial preferred stock. We will file a copy of the amendment to our articles of incorporation that contains the terms of each new series of serial preferred stock with the SEC each time we issue a new series of serial preferred stock. This amendment will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable amended articles of incorporation before deciding to buy shares of our serial preferred stock as described in the applicable prospectus supplement.

Our articles of incorporation establish three series of OMNOVA Solutions preferred stock and authorize the board of directors to determine, with respect to any series, the terms and rights of such series (other than voting), including dividend and liquidation rights.

Certain Anti-Takeover Provisions Relating to OMNOVA Solutions

Our articles of incorporation contain provisions that may make the acquisition of control of OMNOVA Solutions by means of a tender offer, open market purchase, proxy fight, or otherwise more difficult. Our code of regulations also contains provisions that could have an anti-takeover effect.

These provisions of our articles of incorporation and code of regulations are designed to encourage persons seeking to acquire control of OMNOVA Solutions to negotiate the terms with our board of directors. We believe that, as a general rule, the interests of our shareholders would be served best if any change in control results from negotiations with the board of directors based upon careful consideration of the proposed terms, such as the price to be paid to shareholders, the form of consideration to be paid and the anticipated tax effects of the transaction.

The provisions could, however, have the effect of discouraging a prospective acquiror from making a tender offer or otherwise attempting to obtain control of OMNOVA Solutions. To the extent that these provisions discourage takeover attempts, they could deprive shareholders of opportunities to realize takeover premiums for their shares. Moreover, these provisions could discourage accumulations of large blocks of our common shares, thus depriving shareholders of any advantages which large accumulations of stock might provide. Set forth below is a summary of the relevant provisions of our articles of incorporation and code of regulations and certain applicable sections of the Ohio General Corporation Law. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of our articles of incorporation and code of regulations, which are exhibits to this prospectus filed with the Securities and Exchange Commission.

Control Share Acquisitions

Section 1701.831 of the Ohio Revised Code provides that certain notice and informational filings and special shareholder meeting and voting procedures must be followed prior to consummation of a proposed “control share acquisition.” The Ohio Revised Code defines a “control share acquisition” as any acquisition of an issuer’s shares which would entitle the acquirer, immediately after that acquisition, directly or indirectly, to exercise or direct the exercise of voting power of the issuer in the election of directors within any one of the following ranges of that voting power:

•	one-fifth or more but less than one-third of that voting power;

•	one-third or more but less than a majority of that voting power; or

•	a majority or more of that voting power.

Assuming compliance with the notice and information filings prescribed by the statute, the proposed control share acquisition may be made only if, at a special meeting of shareholders, the acquisition is approved by at least a majority of the voting power of the issuer represented at the meeting and at least a majority of the voting power remaining after excluding the combined voting power of the “interested shares.” “Interested shares” are the shares held by the intended acquirer and the employee-directors and officers of the issuer, as well as certain shares that were acquired after the date of the first public disclosure of the acquisition but before the record date for the meeting of shareholders and shares that were transferred, together with the voting power thereof, after the record date for the meeting of shareholders.

Business Combinations with Certain Persons

We are subject to Chapter 1704 of the Ohio General Corporation Law, which prohibits certain business combinations and transactions between an “issuing public corporation” and an “Ohio law interested shareholder” for at least three years after the Ohio law interested shareholder attains 10% ownership, unless the board of directors of the issuing public corporation approves the transaction before the Ohio law interested shareholder attains 10% ownership. An “issuing public corporation” is an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. An “Ohio law interested shareholder” is a beneficial owner of 10% or more of the shares of a corporation. Examples of transactions regulated by Chapter 1704 include the disposition of assets, mergers and consolidations, voluntary dissolutions and the transfer of shares.

Subsequent to the three-year period, a transaction subject to Chapter 1704 may take place provided that certain conditions are satisfied, including:

•	prior to the interested shareholder’s share acquisition date, the board of directors approved the purchase of shares by the interested shareholder;

•	the transaction is approved by the holders of shares with at least 66 2/3% of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the Ohio law interested shareholder; or

•	the business combination results in shareholders, other than the Ohio law interested shareholder, receiving a fair price plus interest for their shares.

Chapter 1704 is applicable to all corporations formed under Ohio law.

Transfer Agent and Registrar

The Bank of New York serves as the transfer agent and registrar for our common shares. We will select the transfer agent and registrar for a series of preferred stock, and each one will be described in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue fractional shares of serial preferred stock, rather than full shares of serial preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of serial preferred stock. The prospectus supplement will indicate that fraction. The shares of serial preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the serial preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of serial preferred stock in accordance with the terms of the offering.

We have summarized some common provisions of a depositary agreement and the related depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of serial preferred stock represented by depositary shares, the Bank Depositary will distribute these dividends to the record holders of these depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell this property and distribute the net proceeds from this sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of serial preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the serial preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Serial Preferred Stock

Upon receipt of notice of any meeting at which the holders of the serial preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to this serial preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the serial preferred stock) may instruct the Bank Depositary as to how to vote the serial preferred stock represented by this holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the serial preferred stock represented by such depositary shares in accordance with these instructions, and we will take all action which the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the serial preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing this serial preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless this amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution in respect of the serial preferred stock in connection with any liquidation, dissolution or winding up of OMNOVA Solutions and this distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the serial preferred stock and any redemption of the serial preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of serial preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Serial Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of serial preferred stock and all money and other property, if any, represented by those depositary shares. Fractional shares of serial preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of serial preferred stock to be withdrawn, the Bank Depositary will deliver to this holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of serial preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of serial preferred stock.

Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or serial preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting serial preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and the successor’s acceptance of this appointment. The successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF WARRANTS

General Description of Warrants

We may issue warrants for the purchase of debt securities, serial preferred stock or common shares. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

•	if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Stock Warrants

The prospectus supplement relating to a particular issue of warrants to issue common shares or serial preferred stock will describe the terms of the common share warrants and serial preferred stock warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common shares or serial preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of common shares or serial preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or common shares or shares of serial preferred stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase our debt securities, serial preferred stock or common shares, the holder will not have any rights as a holder of our debt securities, serial preferred stock or common shares, as the case may be, by virtue of ownership of warrants.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers, including our affiliates and shareholders, in a rights offering;

•	through agents; or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting agreement, we may retain a dealer-manager to manage a subscription rights offering for us.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us or the trusts at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Except as set forth in the applicable prospectus supplement, various legal matters incident to the validity of the securities offered by the applicable prospectus supplement are subject to the opinions of James C. LeMay, Senior Vice President, Business Development; General Counsel of OMNOVA Solutions, and Jones Day, Cleveland, Ohio. As of January 30, 2004, Mr. LeMay owned 30,623 common shares, including approximately 29,332 common shares credited to his account under the OMNOVA Solutions Retirement Savings Plan, and had been granted options to purchase 168,674 common shares. In addition, counsel that will be named in the applicable prospectus supplement will pass upon the validity of any securities offered under the applicable prospectus supplement for any underwriters or agents. Counsel to the underwriters or agents may, in some instances, rely as to specific matters of Ohio law upon the opinion of Jones Day.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended November 30, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which are payable by OMNOVA Solutions.

Securities and Exchange Commission registration fee	$19,005.00
Trustee’s fees and expenses	15,000.00
Transfer agent and registrar fees	15,000.00
Printing expenses	30,000.00
Accountant’s fees and expenses	50,000.00
Legal fees and expenses	30,000.00
Miscellaneous	10,000.00

Total	$169,005.00

All of the above items, except for the registration fee, are estimates.

Item 15. Indemnification of Directors and Officers.

Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees or agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that the director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles, code of regulations or by contract except with respect to the advancement of expenses of directors.

Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

Our code of regulations provides that we shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of our board of directors or our officer, employee or agent, or is or was serving at our request as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful.

In addition, our code of regulations provides that we shall pay, to the full extent required by law, expenses, including attorney’s fees, incurred by a member of our board of directors in defending such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent permitted by law, such expenses incurred by any other person. Our indemnification and payment, is not exclusive of, and shall be in addition to, any other rights the indemnified parties have under law, the Articles of Incorporation, any agreements, vote of shareholders or disinterested members of the board of directors or otherwise.

Under the terms of our directors’ and officers’ liability and company reimbursement insurance policy, our directors and officers are insured against certain liabilities, including liabilities arising under the Securities Act of 1933.

Item 16. Exhibits.

The following documents are exhibits to the Registration Statement:

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.

3.1	Articles of Incorporation of OMNOVA Solutions Inc., incorporated by reference to OMNOVA Solutions’ Registration Statement on Form 10 filed July 9, 1999 (File No. 1-15147).

3.2	Regulations of OMNOVA Solutions Inc., incorporated by reference to OMNOVA Solutions’ Registration Statement on Form 10 filed July 9, 1999 (File No. 1-15147).

4.1	Indenture, dated May 28, 2003, by and between OMNOVA Solutions, as issuer, and The Bank of New York, as trustee, including the form of OMNOVA Solutions’ 11 1/4% Senior Secured Notes due June 1, 2010, incorporated by reference to OMNOVA Solutions’ Registration Statement on Form S-4 filed June 27, 2003 (File No. 333-106619).

4.2	Form of Debt Securities Indenture.

4.3*	Form of Debt Securities.

4.4*	Form of Warrant Agreement.

4.5*	Form of Warrant Certificate.

4.6*	Form of Depositary Agreement.

4.7*	Form of Depositary Receipt.

5.1	Opinion of Jones Day.

12.1	Calculation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Ernst & Young LLP, independent auditors.

23.2	Consent of Jones Day (included in Exhibit 5.1 to this Registration Statement).

24.1	Powers of Attorney.

25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under Debt Securities Indenture.

*	To be filed either by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, and incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairlawn, State of Ohio, on February 5, 2004.

OMNOVA SOLUTIONS INC.

By	/s/ Michael E. Hicks
Michael E. Hicks
Senior Vice President and
Chief Financial Officer; Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed below by the following persons in the capacities indicated as of February 5, 2004:

Signatures	Title

/s/ Kevin M. McMullen Kevin M. McMullen	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)

/s/ Michael E. Hicks Michael E. Hicks	Senior Vice President and Chief Financial Officer; Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Edward P. Campbell	Director

* David A. Daberko	Director

* David J. D’Antoni	Director

* Diane E. McGarry	Director

* Steven W. Percy	Director

* Dr. R. Byron Pipes	Director

* William R. Seelbach	Director

*	The undersigned by signing his name hereto does sign and execute this registration statement on Form S-3 pursuant to the Powers of Attorney executed by the above-named directors and officers of the registrant, which are being filed herewith on behalf of such directors and officers.

By:	/s/ Michael E. Hicks	February 5, 2004
Michael E. Hicks
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.

3.1	Articles of Incorporation of OMNOVA Solutions Inc., incorporated by reference to OMNOVA Solutions’ Registration Statement on Form 10 filed July 9, 1999 (File No. 1-15147).

3.2	Regulations of OMNOVA Solutions Inc., incorporated by reference to OMNOVA Solutions’ Registration Statement on Form 10 filed July 9, 1999 (File No. 1-15147).

4.1	Indenture, dated May 28, 2003, by and between OMNOVA Solutions, as issuer, and The Bank of New York, as trustee, including the form of OMNOVA Solutions’ 11 1/4% Senior Secured Notes due June 1, 2010, incorporated by reference to OMNOVA Solutions’ Registration Statement on Form S-4 filed June 27, 2003 (File No. 333-106619).

4.2	Form of Debt Securities Indenture.

4.3*	Form of Debt Securities.

4.4*	Form of Warrant Agreement.

4.5*	Form of Warrant Certificate.

4.6*	Form of Depositary Agreement.

4.7*	Form of Depositary Receipt.

5.1	Opinion of Jones Day.

12.1	Calculation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Ernst & Young LLP, independent auditors.

23.2	Consent of Jones Day (included in Exhibit 5.1 to this Registration Statement).

24.1	Powers of Attorney.

25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under Debt Securities Indenture.

*	To be filed either by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, and incorporated herein by reference.